UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2017

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 if this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 if this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 15, 2017, Alexander & Baldwin, Inc. (the “Company”) amended its revolving credit facility and its private note shelf facility, as further described below.

Revolving Credit Facility Amendment: On September 15, 2017, the Company and its wholly owned subsidiaries, Alexander & Baldwin, LLC (“A&B LLC”), Grace Pacific LLC, Alexander & Baldwin, LLC, Series R, Alexander & Baldwin, LLC, Series T, Alexander & Baldwin, LLC, Series M, and A&B II, LLC entered into a Second Amended and Restated Credit Agreement ("A&B Revolver") with Bank of America N.A., as administrative agent, First Hawaiian Bank, and other lenders party thereto, which amended and restated A&B LLC’s existing $350 million committed revolving credit facility ("Revolving Credit Facility"). The A&B Revolver increases the total revolving commitments to $450 million, extends the term of the Revolving Credit Facility to September 15, 2022, adds each series of A&B LLC as a borrower thereunder, amends certain covenants (including those described below), and reduces the interest rates and fees charged under the Revolving Credit Facility. All other terms of the Revolving Credit Facility remain substantially unchanged.

The original and amended pricing grids under the Company's Revolving Credit Facility are as follows:

Original Pricing Grid:

Pricing Level	Total Debt to Total Adjusted Asset Value Ratio	Eurodollar Rate	Base Rate	Letter of Credit Fee
I	> 0.40 to 1.0	2.15%	1.15%	2.15%
II	< 0.40 to 1.0 but > 0.30 to 1.0	1.95%	0.95%	1.95%
III	< 0.30 to 1.0 but > 0.20 to 1.0	1.75%	0.75%	1.75%
IV	< 0.20 to 1.0 but > 0.10 to 1.0	1.55%	0.55%	1.55%
V	< 0.10 to 1.0	1.35%	0.35%	1.35%

Amended Pricing Grid:

Pricing Level	Total Debt to Total Adjusted Asset Value Ratio	Eurodollar Rate	Base Rate	Letter of Credit Fee
I	> 0.45 to 1.0	2.05%	1.05%	2.05%
II	< 0.45 to 1.0 but > 0.35 to 1.0	1.85%	0.85%	1.85%
III	< 0.35 to 1.0 but > 0.25 to 1.0	1.65%	0.65%	1.65%
IV	< 0.25 to 1.0 but > 0.15 to 1.0	1.45%	0.45%	1.45%
V	< 0.15 to 1.0	1.25%	0.25%	1.25%

Private Shelf Facility Amendment: On September 15, 2017, the Company, A&B LLC, Grace Pacific LLC, Alexander & Baldwin, LLC, Series R, Alexander & Baldwin, LLC, Series T, Alexander & Baldwin, LLC, Series M, and A&B II, LLC entered into an amendment (“Pru Amendment”) of the Company and A&B LLC’s Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of December 10, 2015, with Prudential Investment Management, Inc. (“PIM”) and certain affiliates of PIM party thereto (individually and collectively with PIM, “Prudential”), which amends certain covenants, as described below. Additionally, the Pru Amendment includes a provision for a contingent incremental interest rate increase of 20 basis points on all outstanding notes unless, following the Company's planned earnings and profits purge, the maximum ratio of debt to total adjusted asset value is equal to or less than 0.35 to 1.00 with respect to any fiscal quarter ending on or before September 30, 2018. The contingent interest rate adjustment, if triggered, will continue until such time that the Company's ratio of debt to total adjusted asset value declines to 0.35 to 1.00 or below. If the contingent interest rate adjustment is not triggered on September 30, 2018, or if triggered, but subsequently the Company's ratio of debt to total adjusted asset value declines to 0.35 to 1.00 or below, the contingent interest rate adjustment shall have no further force or effect. All other terms of the Second Amended and Restated Note Purchase and Private Shelf Agreement remain substantially unchanged.

Revolver Amendment and Pru Amendment Changes: The principal amendments under the A&B Revolver and the Pru Amendment are as follows:

•	An increase in the maximum ratio of debt to total adjusted asset value from 0.50:1.0 to 0.60:1.0.

•	An increase in the aggregate maximum amount of priority debt at any time from 20 percent to 25 percent.

•	Allows the Company to consummate the holding company merger to adopt certain governance changes and facilitate the Company's ongoing compliance with REIT requirements.

•
Sets the minimum shareholders' equity amount to be $850.58 million plus 75 percent of the net proceeds received from equity issuances, less non-recurring costs related to the REIT conversion, among other additions and subtractions.

•
Allows for the payment of minimum dividends required to maintain REIT status and other dividends in any amount so long as no event of default shall then exist or would exist after giving effect to such dividends.

The foregoing description of the terms of the Revolver Amendment and Pru Amendment is qualified in its entirety by reference to the Revolver Amendment and Pru Amendment, which are filed as exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1
Second Amendment to Credit Agreement by and among Alexander & Baldwin, LLC, Alexander & Baldwin, Inc., Grace Pacific LLC, A&B II, LLC, Bank of America N.A., First Hawaiian Bank, and other lenders party thereto, dated September 15, 2017.

10.2
Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement by and among Alexander & Baldwin, Inc., Alexander & Baldwin, LLC, Prudential Investment Management, Inc., and certain affiliates of Prudential Investment Management, Inc., dated September 15, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ James E. Mead
James E. Mead
Chief Financial Officer

Dated:    September 20, 2017